Exhibit 99.1

RIC KAYNE SUSPENDS CAMPAIGN TO ELECT HIMSELF AND GEORGE BICKERSTAFF TO ATHIRA PHARMA BOARD OF DIRECTORS

Issues Letter to Athira Shareholders Highlighting Continued Need for Oversight in Athira’s Boardroom

BLUE Proxy Cards Will Still Be Counted

NEW YORK – May 16, 2022 – Richard A. (Ric) Kayne, who together with his affiliates beneficially owns approximately 4.8% of the outstanding shares of common stock of Athira Pharma, Inc. (NASDAQ: ATHA) (“Athira” or the “Company”), today issued the following letter to Athira shareholders.

May 16, 2022

Dear Fellow Shareholders,

I started my campaign for change at Athira Pharma, Inc. in February 2022, nominating myself and George Bickerstaff, to the Athira Board of Directors because I believe in the future of ATH-1017 and that the Company was not fielding the “A” team to give 1017 the greatest chance of shining. I articulated my point of view through my letters to shareholders and video, so I will not reiterate them here.

Athira’s annual meeting is in just a few days. Even if George and/or I were to be elected to the Board, which at this time is possible, it is clear it would be a very close vote. Without a resounding mandate from my fellow shareholders, I fear the future with me on the Board would be very contentious and unproductive, an outcome that I don’t believe would be in the interests of the Company or its shareholders. I have therefore decided to suspend my campaign. Although the actual results will not be known until May 19th, my proxy solicitation firm is committed to submitting every BLUE proxy card received.

I do hope my campaign—whatever the outcome—makes Athira’s Board realize that there is a sizable group of shareholders who are concerned about the future of ATH-1017 and the strategy and leadership of Athira. If the ACT results are positive, as I hope and think they likely will be, I implore the Board to do what it can to capitalize on those results by enhancing its clinical management team. I have never believed that the LIFT trial or the interpretation of the ACT trial is merely binary. It will take, in my view, sophisticated, laser focused talent to tease out the results and inform what that implies for the road ahead. The stakes for patients suffering from Alzheimer’s and their families is too high not to.

There is no question that this has been a hard-fought campaign. I have never been an activist and I don’t intend to take another activist position again. In the case of Athira, I felt that this was too important to sufferers and shareholders to sit idly by. I left it all on the field and have expended significant personal resources because I believed it was the right thing to do.

I want to thank all of those that supported me, particularly Joe Harding who had the courage to tell the truth about Dr. Kawas, and to Patricia and Jim Galloway. To Jim, ATH-1017 has been a miracle drug and it’s for patients like Jim that this is what this whole campaign has been about. George Bickerstaff, the former Chief Financial Officer of Novartis Pharma AG and Dr. Ron Krall, the former Chief Medical Officer of GlaxoSmithKline, are some of the most impressive professionals in this space and I thank them for their support and guidance.

As a parting word, you own the Company, not the Board. Let them know how you feel. I’ve done that and, hopefully, it will have helped.

Thank you all,

Ric

Additional materials and information regarding Ric Kayne’s case for change may be found at: www.SaveAthira.com.

Willkie Farr & Gallagher LLP is acting as legal counsel to Mr. Kayne and Harkins Kovler, LLC is acting as proxy solicitor.

Disclaimer

The views expressed in the solicitation materials referenced herein and/or attached hereto represent the opinions of Richard A. Kayne and certain of his affiliates (collectively, the “Kayne Entities”) that hold shares of Athira Pharma, Inc. (“Athira” or the “Company”) and are based on publicly available information with respect to the Company. The Kayne Entities and the other participants in the Kayne Entities’ solicitation are collectively referred to herein as the “Participants.” The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with their conclusions. The Participants reserve the right to change any of their opinions expressed in any of the solicitation materials at any time as they deem appropriate.

The solicitation materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. The solicitation materials do not constitute a recommendation to purchase or sell any security. Each of the Kayne Entities beneficially owns, and/or has an economic interest in, securities of the Company. It is possible that there will be developments in the future that cause the Kayne Entities from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Although the Participants believe the statements made in the solicitation materials are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication any of them may make with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, shareholders and others should conduct their own independent investigation and analysis of such statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

The solicitation materials may contain links to articles and/or videos (collectively, “Media”). The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinions of the Participants.

The Participants have not sought or obtained consent from any third party to use any statements or information contained in the solicitation materials. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein or therein. All trademarks and trade names used in any solicitation materials are the exclusive property of their respective owners.

Additional Information

On April 11, 2022, Mr. Kayne, together with the other Participants, filed a definitive proxy statement (the “Definitive Proxy Statement”) and an accompanying BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to solicit votes for the election of their slate of highly qualified director nominees at the 2022 annual meeting of the stockholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. THE DEFINITIVE PROXY STATEMENT AND SUCH OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND ARE ALSO AVAILABLE AT NO CHARGE ON REQUEST FROM THE PARTICIPANTS’ PROXY SOLICITOR, HARKINS KOVLER, LLC AT (800) 339-9883 OR VIA EMAIL AT ATHA@HARKINSKOVLER.COM.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in the solicitation materials are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Participants’ control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

Important factors that could cause actual results to differ materially from the expectations set forth herein include, among other things, the factors identified in the Company’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Contacts
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170